Exhibit 10(iii).35

AMENDMENT TO THE SAFEWAY INC.

2007 EQUITY AND INCENTIVE AWARD PLAN

Adopted by the Executive Compensation Committee

of the Board of Directors on February 16, 2010

Safeway Inc., a Delaware corporation (the “Company”), adopted the Safeway Inc. 2007 Equity and Incentive Award Plan (the “Plan”), effective upon the approval of the Plan by the stockholders of the Company. The stockholders of the Company approved the Plan at the Company’s annual meeting of stockholders held on May 16, 2007. The Company desires to amend the Plan to eliminate automatic grants of Options to newly elected or appointed Non-Employee Directors.

Pursuant to Section 11.2 of the Plan, the Executive Compensation Committee of the Board of Directors of the Company hereby adopts this Amendment to the Plan, effective as of February 16, 2010. Capitalized terms not defined herein shall have the meanings set forth in the Plan.

1. Section 4.1 of the Plan is hereby amended to read in its entirety as follows:

4.1 Eligibility. Any Employee or Consultant selected by the Administrator pursuant to Section 4.4(a)(i) shall be eligible to be granted an Option. Each Non-Employee Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 4.5.

2. Section 4.6 of the Plan is hereby deleted in its entirety.

3. Section 11.3(a)(iii) of the Plan is hereby amended to delete the provisions thereof and to reserve such paragraph.

IN WITNESS WHEREOF, the Executive Compensation Committee of the Board of Directors of Safeway Inc. has hereunder adopted this Amendment to the Plan as indicated by the signature of the duly authorized officer of Safeway Inc. this 17th day of February, 2010.

SAFEWAY INC.

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Senior Vice President, Secretary and General Counsel